Exhibit 3.15(c)

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the vice president and secretary, respectively, of Hanson Concrete Products, Inc., a California corporation.

2.	Article 1 of the Articles of Incorporation of this California corporation is amended to read as follows:

The name of this corporation shall be: Central Precast Concrete, Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding voting shares of the corporation is 26.67. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 27, 2000

/s/ CHARLES W. SOMMER

Charles W. Sommer, Vice President

/s/ DONALD WAYNE

Donald Wayne, Secretary